[GRAPHIC OMITTED]
                                                                    Exhibit 99.1

        Contact:
        Robert J. Hugin                      Brian P. Gill
        Senior VP and CFO                    Director of PR/IR
        Celgene Corporation                  Celgene Corporation
        (732) 271-4102                       (732) 652-4530


 CELGENE CORPORATION REPORTS RECORD OPERATING PERFORMANCE IN SECOND QUARTER WITH
                        STRONG REVENUE AND PROFIT GROWTH

o SECOND QUARTER REVENUE PERFORMANCE DRIVEN BY 36% GROWTH IN THALOMID(R)NET PRODUCT SALES

o QUARTERLY DILUTED EARNINGS PER SHARE INCREASED TO $0.14 FROM $0.03 IN THE YEAR-AGO QUARTER

o RAISING 2004 REVENUE AND EARNINGS GUIDANCE BASED ON SECOND QUARTER RESULTS AND POSITIVE DEVELOPMENTS IN 2004

   o  Total Revenue Target Increased to $370 to $390 Million from $365 to $385

   o  THALOMID Sales Target Increased to $295 to $305 Million from $285 to $295

   o Full-Year Profitability Target Increased to $0.50 to $0.60 per Diluted Share from $0.42 to $0.52 per Diluted Share

   o 35 Abstracts on Recent Clinical Data for THALOMID at ASCO, Including Seminal ECOG Phase III Study on THALOMID Plus Dexamethasone as First-Line Therapy for Newly Diagnosed Multiple Myeloma Patients

   o Medicare Replacement Drug Demonstration Project (Section 641) Extends Access to THALOMID for Medicare Beneficiaries with Multiple Myeloma

   o THALOMID Supplemental New Drug Application (sNDA) for Treatment of Multiple Myeloma PDUFA Date Late October 2004

o SIGNIFICANT PROGRESS ACHIEVED IN KEY REVLIMID(TM)REGULATORY PROGRAMS IN SECOND QUARTER

   o REVLIMID Phase II MDS and 5Q Minus Data Analyzed and Sent From First Cohorts for Ongoing Discussions with FDA

   o  REVLIMID Multiple Myeloma Pivotal Phase III Special Protocol Assessment
      (SPA) Trials Completed Target Enrollment

   o  REVLIMID Phase II Trial in Multiple Myeloma Completed Target Enrollment

o PHASE II TRIAL INITIATED IN LEAD ORAL TNF ALPHA & PDE 4 INHIBITOR (CC-10004) IN ASTHMA; A PHASE II TRIAL IN PSORIASIS WILL START LATER THIS YEAR

 CORPORATE HIGHLIGHTS & DEVELOPMENTS:

o 41 ABSTRACTS ON RECENT CLINICAL DATA FOR THALOMID(R), REVLIMID(TM), ACTIMID(TM) AND ALKERAN(R) IN HEMATOLOGICAL AND SOLID TUMOR CANCERS AT THE AMERICAN SOCIETY OF CLINICAL ONCOLOGY

   o Clinical Data on Combination Oral Treatment Regimen of THALOMID, Melphalan and Prednisone in Newly Diagnosed Multiple Myeloma Patients Presented at the American Society of Clinical Oncology

   o Clinical Study Presented on THALOMID Plus Temozolomide(Temodar(R)) Oral Regimen as Adjuvant Therapy for Treating Patients with High-Risk Advanced-Stage Metastatic Melanoma Presented at the American Society of Clinical Oncology

o  THALOMID AND IMIDS(R)IN JOURNAL OF CLINICAL ONCOLOGY PUBLICATIONS:

   o  June 15, 2004: Current Role in the Treatment of Non-Plasma Cell
      Malignancies

   o July 1, 2004: Clinical Data from Randomized Phase II Trial in Androgen-Independent Prostate Cancer with THALOMID/docetaxel(Taxotere(R)) treatment regimen

   o August 15, 2004 (issue date): Clinical Data on Phase I Study of Immunomodulatory Thalidomide Analog, ACTIMID (CC-4047), in Relapsed or Refractory Multiple Myeloma

o IN APRIL, CELGENE STOPPED SINGLE-AGENT PHASE III REVLIMID TRIALS IN MELANOMA DUE TO LACK OF EFFICACY

o ON JUNE 29, 2004 U.S. PATENT 6,755,784 WAS ISSUED FURTHER BROADENING THE INTELLECTUAL PROPERTY IN OUR PROPRIETARY CONTROLLED DISTRIBUTION SYSTEM ENHANCING LICENSE OPPORTUNITIES

WARREN, NJ - (JULY 22, 2004) - Celgene Corporation (NASDAQ: CELG) today announced diluted earnings per share of $0.14 for the quarter ended June 30, 2004, driven by record product sales. Total revenue for the second quarter increased 30.4% to $87.8 million from $67.3 million for the prior-year quarter. THALOMID net sales in the second quarter of 2004 increased 35.9% to $74.6 million from $54.9 million in the second quarter of 2003. Celgene posted second quarter net income of $12.4 million, or $0.14 per diluted share compared to net income of $2.9 million or $0.03 per diluted share in the second quarter of last year. Sequentially, total revenue increased 5.9% to $87.8 million in the second quarter from $82.9 million in the first quarter of 2004, with THALOMID sales rising approximately 7.8% quarter-over-quarter to $74.6 million from $69.2 million.

For the six-month period, total revenue reached a record $170.6 million, an increase of 46.6% over the same period in 2003. THALOMID sales for the six-month period were $143.8 million compared to $100.5 million in 2003, an increase of 43.1% year-over-year. Revenue from the Ritalin(R) family of drugs totaled approximately $7.0 million for the second quarter of 2004 and approximately $12.7 million for the first six months. ALKERAN sales of $3.1 million in the second quarter were down from first quarter sales of $5.8 million as a result of manufacturing and supply delays from the third party supplier. For the six-month period, Celgene posted net income of $21.1 million or $0.24 per diluted share compared to net income of $3.8 million or $0.05 per share in the comparable 2003 period.

During the quarter, Celgene invested approximately 44 percent of total revenue into R&D. The increased spending in R&D advanced both ongoing pivotal REVLIMID Phase III SPA trials for multiple myeloma and key Phase II regulatory programs for REVLIMID in myelodysplastic syndromes and multiple myeloma. Celgene spent $38.6 million in R&D programs during the second quarter of 2004 representing an increase of 26.6% compared to the year ago quarter. These R&D expenditures support rapid clinical progress in multiple development core programs including; THALOMID(R), REVLIMID, ACTIMID(TM) and our newest IMiD(R) CC-11006, as well as other high potential investigational compounds including; kinases, benzopyrans, ligases, tubulin inhibitors and placentally-derived stem cell programs.

Celgene reported $736.6 million in cash, cash equivalents and marketable securities, up from $695.3 million reported in the previous quarter.

"Celgene continued to deliver increasing revenue and accelerating profitability while continuing to invest in the R&D that is essential to our future success and maintaining full rights to our core proprietary products," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "Furthermore, during the second quarter, THALOMID's potential in hematological and solid tumor cancers was underscored again by more peer-reviewed publications in the Journal of Clinical Oncology and presentations of seminal clinical studies such as the Phase III ECOG (E1A00) at this year's ASCO meetings. We look forward to an eventful second-half of 2004 with meaningful milestones including; regulatory announcements, key presentations and publications reporting new clinical data on our lead products at major medical meetings, as well as further advancement of our rich product pipeline."

RAISING 2004 FINANCIAL OUTLOOK:

Based on our strong performance during the second quarter, we are increasing our 2004 earnings target for full-year profitability to a range of $0.50 to $0.60 per diluted share from the previous range of $0.42 to $0.52 per diluted share. Additionally, we are increasing our target for 2004 total revenue to a range of $370 to $390 million from our previous target of $365 to $385 million. THALOMID revenue guidance has been increased to a range of $295 to $305 million from prior guidance of $285 to $295 million. Guidance for SG&A and R&D expense remain unchanged at a range of $115 to $125 million and $160 to $170 million, respectively.

RECENT CORPORATE DEVELOPMENTS:

o Celgene made progress in our efforts to advance regulatory approval of REVLIMID in our ongoing pivotal Phase III special protocol assessment (SPA) trials that have the potential to result in an FDA marketing approval for REVLIMID in multiple myeloma. In addition to these Phase III trials, there are three ongoing Phase II trials (multiple myeloma, myelodysplastic syndromes (MDS) and 5q minus syndrome) that have completed their target enrollment. These trials may offer the potential to accelerate the approval of REVLIMID if the data are considered compelling by the FDA.

o A clinical study, presented at the 157th Annual Meeting of the American Psychiatric Association (APA), demonstrated FOCALIN LA(TM) capsules (d-MPH-ER) are safe and effective for ADHD in Adults. FOCALIN LA showed significant improvements in ADHD symptoms compared to patients taking placebo and was well tolerated in a double blind, placebo controlled study including 184 adults. Efficacy was measured using the diagnostic and statistical manual-IV (DSM-IV) ADHD rating scale, a standard assessment tool used in ADHD clinical trials. After five weeks, the mean change from baseline on the rating scale total score was significantly greater with all doses of FOCALIN LA than with placebo. Score changes were 7.9 for placebo, 13.7 for patients taking the 20 mg dose of d-MPH (P=.006), 13.4 for patients treated with the 30 mg dose (P=.012) and 16.9 (P<.001) for patients taking the 40 mg dose (all P values vs. placebo). Adverse events associated with d-MPH-ER included headache (23.0 percent), decreased appetite (18.2 percent), dry mouth (15.8 percent) and insomnia (13.9 percent). Withdrawal due to adverse events was similar across treatment groups (7.5 percent for placebo, 10.3 percent for 20 mg, 12.7 percent for 30 mg and 9.1 percent for 40 mg).

   A paragraph IV certification for an ANDA for FOCALIN(TM) (not FOCALIN LA) was filed recently with the FDA.o Celgene owns multiple patents, and will vigorously defend our FOCALIN intellectual property estate.

o The Medicare Replacement Drug Demonstration Program, mandated under Section 641 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA), will cover THALOMID and certain other oral-cancer drugs and biologicals that can be taken by the patient at home and that replace drugs which are currently covered under Medicare Part B when given in a doctor's office. We believe that the real commercial benefit to Celgene and our stakeholders as a result of the MMA will be realized when coverage officially begins starting January 1, 2006.

o The Celgene management team was further strengthened during the second quarter with the addition of several experienced industry professionals, including; Mr. Perry Karsen who joined Celgene Corporation as Senior Vice President of Business Development and Dr. Ken Watters who joined Celgene as Vice President, Regulatory Affairs & Clinical Development for Europe. Both executives bring to Celgene broad global experience from the biotech industry.

   Celgene will host a conference call to discuss the results and achievements of our second quarter 2004 operating and financial performance on July 22, 2004 at 9:00 a.m. EDT. The conference call will be available by webcast at WWW.CELGENE.COM. An audio replay of the call will be available from noon EDT July 22, 2004 until midnight EDT July 29, 2004. To access the replay, dial 1-800-642-1687 and enter Reservation Number 8661198.

ABOUT CELGENE:
Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.



                                      # # #


                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
--------------------------------------------------------

                                                            THREE MONTH PERIOD ENDED            SIX MONTH PERIOD ENDED
                                                                    JUNE 30,                           JUNE 30,
                                                           --------------------------------------------------------------------
                                                               2004             2003            2004               2003
                                                               ----             ----            ----               ----
Net product sales                                          $       79,010      $     62,497    $     155,130  $    108,301
Collaborative agreements and other revenue                          2,895             2,308            5,028         3,387
Royalty revenue                                                     5,848             2,481           10,468         4,687
                                                           -----------------   --------------   -------------  ------------
     Total revenue                                                 87,753            67,286          170,626       116,375

Cost of goods sold                                                 14,094            13,874           28,489        20,427
Research and development                                           38,638            30,517           76,366        55,238
Selling, general and administrative                                25,722            23,660           51,658        45,142
                                                           -----------------   --------------   -------------  ------------
    Total costs and expenses                                       78,454            68,051          156,513       120,807
                                                           -----------------   --------------   -------------  ------------

Operating income (loss)                                             9,299             (765)           14,113       (4,432)

Interest and other income, net                                      4,301             3,869            8,908         8,623

                                                           -----------------   --------------   -------------  ------------
Income before taxes                                                13,600             3,104           23,021         4,191

Income tax provision                                                1,156               210            1,957           345

                                                           -----------------   --------------   -------------  ------------
Net income                                                 $       12,444      $      2,894     $     21,064   $     3,846
                                                           =================   ==============   =============  ============

PER COMMON SHARE - BASIC AND DILUTED
-------------------------------------------------------

Net income - basic                                         $         0.15      $       0.04     $       0.26   $      0.05
                                                           =================   ==============   =============  ============

Net income - diluted                                       $         0.14      $       0.03     $       0.24   $      0.05
                                                           =================   ==============   =============  ============

Weighted average shares outstanding-basic                          81,837            80,839           81,656        80,613
                                                           =================   ==============   =============  ============

Weighted average shares outstanding-diluted                        88,427            85,134           87,891        84,435
                                                           =================   ==============   =============  ============

CONSOLIDATED BALANCE SHEET DATA
-------------------------------------------------

                                                  JUNE 30,       DECEMBER 31,
                                                    2004             2003
                                                  --------         --------

Cash, cash equivalents & marketable
 securities                                       $736,574         $666,967

Total assets                                       863,216          791,336

Convertible notes                                  400,000          400,000

Stockholders' equity                               379,477          310,054